Exhibit 99.1

NEOMAGIC(R) CORPORATION PROVIDES EXPECTATIONS ON FINANCIAL RESULTS FOR Q4 AND
                             FISCAL YEAR END 2005

    SANTA CLARA, Calif., March 15 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), today provided management's expectations of certain financial results for the fourth quarter and for the full fiscal year 2005, which ended January 31, 2005. The company expects to report net sales of approximately $220 thousand, compared to net sales of $552 thousand for the third quarter of fiscal year 2005. NeoMagic expects to report net sales of approximately $2.5 million for fiscal year 2005 compared to net sales of $1.9 million for fiscal year 2004. NeoMagic expects to report cash, cash equivalents and short-term investments of approximately $25 million as of January 31, 2005. These statements of expected results for the fourth quarter and fiscal year 2005 are unaudited, are preliminary and are subject to change.

    During the fourth quarter of fiscal year 2005, the Company took steps to reduce its operating expenses while still maintaining key customer support functions. These cost reduction steps, which included headcount reductions across all geographic locations, are expected to result in reduced quarterly cash expenditures going forward.

    The Company is currently working with its external auditors to complete the year-end audit, including the reporting requirements under Section 404 of the Sarbanes-Oxley Act.

    The Company expects to release its financial results on Tuesday, April 5th. The conference call to discuss fourth quarter and fiscal year-end 2005 results is scheduled for 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on Tuesday, April 5th. The call will be webcast by CCBN and will be available for access on NeoMagic's website at www.neomagic.com. The call will also be available for access via phone by dialing 866-227-1582 in the US and 703-639-1129 internationally. There will be no pass code. A replay of the call will be available for seven days beginning on April 5th at 10 p.m. Eastern Time (7:00 p.m. Pacific Time). The replay number will be 888-266-2081 in the US and 703-925-2533 internationally. The passcode for the replay will be 639720.

    The webcast will also be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors will be able to listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors will be able to access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).

    About NeoMagic

    NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with its Applications Processors that are designed to offer the lowest power, smallest form-factor and best multimedia features and performance. The company is a pioneer in the integration of complex logic, memory and analog circuits into single-chip solutions. Information on the company may be found on the World Wide Web at www.neomagic.com.

    This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 regarding the Company's expectations for financial results for the fourth quarter and for the full year of fiscal 2005 and expectations regarding the Company's cash position as of January 31, 2005. These statements reflect current expectations. However, actual events and results could differ materially based upon the outcome of the Company's completion of its preparation of financial statements for the fourth quarter and full year fiscal 2005, the Company's compliance with Section 404 and other provisions of the Sarbanes-Oxley Act and the results of the Company's fiscal year 2005 audit. Risks that could affect the Company's operating results are more fully described in the Company's most recent annual report, its most recent quarterly report and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company.

    NOTE: NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

SOURCE  NeoMagic Corporation
    -0-                             03/15/2005
    /CONTACT: Scott Sullinger, Chief Financial Officer of NeoMagic Corporation, +1-408-486-3879/
    /Web site:  http://www.neomagic.com /